Exhibit 99.1

Emerald Reports Third Quarter 2023 Financial Results

Revenue Growth of 16% Year-over-Year

NEW YORK, N.Y. – November 6, 2023 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America's largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the third quarter ended September 30, 2023.

Financial Highlights

•
Revenues of $72.5 million for the third quarter 2023, an increase of $10.1 million, or 16.2% over Q3 2022, primarily due to growth in events that staged in both Q3 2023 and Q3 2022, new launches and acquisitions.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions and scheduling adjustments, of $68.5 million for the third quarter 2023, an increase of $12.4 million, or 22.1%, from $56.1 million for the third quarter 2022 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net income of $10.7 million for the third quarter 2023, compared to net income of $93.0 million for the third quarter 2022
•
Adjusted EBITDA, a non-GAAP measure, of $10.8 million for the third quarter of 2023, compared to $149.7 million for the third quarter 2022; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $8.0 million for the third quarter 2023, compared to ($1.3) million for the third quarter 2022 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
$200.3 million in cash at quarter end and full availability of its $110.0 million revolving credit facility
•
The Company is adjusting its full year 2023 guidance and now expects to generate revenue in the range of $385 million - $395 million and Adjusted EBITDA in the range of $95 million - $100 million, due to some softness in its content business. The Company’s core trade show segment, which comprises the bulk of its operations, continues to experience strong performance
•
Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program which allows for the repurchase of $25.0 million of the Company’s common stock through December 31, 2024

Operational Highlights

•
Company’s core trade show business is strong as the post-COVID recovery cycle continues to drive growth in exhibitor and attendee counts
•
Successfully launched the first edition of Cocina Sabrosa, a trade show focused on the Latin food and beverage industry, in September 2023

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We are very pleased with the continued double-digit growth we’re seeing in our live events business. Trade shows remain a durable and high-return part of our customers’ marketing budgets, providing exhibitors with an unparalleled opportunity to access a large number of quality buyers at their industry’s must-attend event. Our focus on delivering increasing value to customers has translated to higher re-bookings along with sustained strength in pricing - trends which are reflected in our sales pacing data as we continue to book reservations for shows up to a year in advance. The performance of our content business was somewhat muted in the quarter, driven by cautious ad spending trends within the technology sector, where we have broad exposure. Nevertheless, we expect content to be a positive contributor to our results over time, offering not only opportunities for profitable growth but also synergies with our broader portfolio as we leverage the data and marketing resources of our media assets to grow our shows.”

David Doft, Emerald’s Chief Financial Officer, added, “Revenue and profitability trends in our core trade show business remain strong, as customers continue to value the high return on investment of live events. Our strong performance drove year-to-date revenue growth of 21% year-over-year, while Adjusted EBITDA increased over 85% versus the prior year. Importantly, we believe that 2024 sales pacing indicates that we can sustain double-digit top-line growth into next year with strong operating leverage, a testament to the strength and durability of our business model and the importance of our brands in their respective end markets. In our content business, reduced ad spend in the tech sector put modest downward pressure on our top line and as a result, we anticipate our FY 2023 revenue guidance will now be in the range of $385 million to $395 million. Our core trade show segment, which comprises the bulk of our operations, continues to support a strong full year performance, with Emerald set to achieve Adjusted EBITDA in the range of $95 million to $100 million in 2023. Our focus continues to be on maximizing value for our customers, which ultimately leads to stronger, more sustainable growth in per-share value for Emerald’s stockholders.”

Third Quarter 2023 Financial Performance and Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$72.5	$62.4	$10.1	16.2%	$281.3	$232.3	$49.0	21.1%
Net income	$10.7	$93.0	$(82.3)	NM	$9.7	$108.4	$(98.7)	NM
Net cash provided by operating activities	$8.5	$153.5	$(145.0)	(94.5%)	$24.7	$198.7	$(174.0)	(87.6%)
Diluted (loss) income per share	$—	$0.41	$(0.41)	NM	$(0.33)	$0.40	$(0.73)	NM

Non-GAAP measures:
Adjusted EBITDA	$10.8	$149.7	$(138.9)	(92.8%)	$61.9	$214.5	$(152.6)	(71.1%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$8.0	$(1.3)	$9.3	NM	$59.1	$31.7	$27.4	86.4%
Free Cash Flow	$5.5	$150.9	$(145.4)	(96.4%)	$15.3	$191.2	$(175.9)	(92.0%)
Free cash flow excluding event cancellation insurance proceeds, net	$2.7	$(0.1)	$2.8	NM	$12.5	$8.4	$4.1	48.8%

•
Third quarter 2023 revenues were $72.5 million, an increase of $10.1 million or 16.2% versus the third quarter 2022, driven primarily by organic revenue growth of $12.4 million as well as $4.0 million in revenue from acquisitions. This growth was offset by scheduling adjustments of $5.1 million and prior year discontinued event revenue of $1.2 million. The third quarter of 2023 benefited from $2.8 million of insurance proceeds related to events cancelled or otherwise impacted by COVID-19 in prior periods.

•
Third quarter 2023 Organic Revenues were $68.5 million, an increase of $12.4 million or 22.1% versus the third quarter 2022, due primarily to a $8.6 million increase in revenues from events that traded in both periods, $3.2 million from newly launched events and $0.9 million from increased subscription software revenues.

•
Third quarter 2023 net income was $10.7 million, compared to net income of $93.0 million for the third quarter 2022 principally as a result of lower event cancellation insurance proceeds and higher interest expense.

•
Third quarter 2023 Adjusted EBITDA was $10.8 million, compared to $149.7 million for the third quarter 2022. Excluding event cancellation insurance proceeds, third quarter 2023 Adjusted EBITDA was $8.0 million, compared to Adjusted EBITDA ex-insurance of ($1.3) million for the third quarter 2022.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net (loss) income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Third quarter 2023 net cash provided by operating activities was $8.5 million, compared to $153.5 million in the third quarter 2022.

•
Third quarter 2023 capital expenditures were $3.0 million, compared to $2.6 million in the third quarter 2022.

•
Third quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $2.7 million, compared to ($0.1) million in the third quarter 2022. The calculation of third quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.9 million, acquisition integration, restructuring-related transition costs of $1.4 million, and non-recurring legal, audit and consulting fees of $0.8 million. The calculation of third quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes insurance settlement expenses of $7.0 million, contingent consideration paid in excess of the original estimate of $2.1 million, acquisition related transaction costs of $0.6 million, integration-related transition costs of $1.6 million, and non-recurring legal and consulting fees of $0.8 million. The total of these items is $3.1 million and $12.1 million for the quarters ended September 30, 2023 and 2022, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Extends and Expands Share Repurchase Program

Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of $25.0 million of our common stock through December 31, 2024. Since the beginning of 2022, the Company has bought back 7.9 million shares of common stock. Prior to this expansion, Emerald had $3.0 million remaining available under its prior repurchase authorization.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its third quarter 2023 results at 8:30 am EDT on Monday, November 6, 2023.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13742126. The replay will be available until 11:59 pm (Eastern Time) on November 15, 2023.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net (loss) income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, and (vii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2023 and 2022 Adjusted EBITDA to net loss, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Revenues	$72.5	$62.4	$281.3	$232.3
Other income, net	2.8	151.0	2.8	182.8
Cost of revenues	25.9	22.7	101.9	83.3
Selling, general and administrative expense	41.6	48.7	132.2	127.6
Depreciation and amortization expense	8.8	14.7	35.2	43.0
Goodwill impairment charge	—	—	—	6.3
Intangible asset impairment charge	—	—	—	1.6
Operating (loss) income	(1.0)	127.3	14.8	153.3
Interest expense	12.1	6.8	31.5	15.5
Interest income	1.6	0.8	5.0	1.1
Loss on extinguishment of debt	—	—	2.3	—
Other expense	0.1	0.1	0.3	0.2
(Loss) income before income taxes	(11.6)	121.2	(14.3)	138.7
(Benefit from) provision for income taxes	(22.3)	28.2	(24.0)	30.3
Net income and comprehensive income attributable to Emerald Holding, Inc.	$10.7	$93.0	$9.7	$108.4
Accretion to redemption value of redeemable convertible preferred stock	(10.7)	(9.9)	(31.2)	(28.7)
Participation rights on if-converted basis	—	(54.7)	—	(51.9)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc. common stockholders	$(0.0)	$28.4	$(21.5)	$27.8
Basic (loss) income per share	—	0.42	(0.33)	0.40
Diluted (loss) income per share	—	0.41	(0.33)	0.40
Basic weighted average common shares outstanding	63,586	68,433	64,317	69,479
Diluted weighted average common shares outstanding	63,586	68,643	64,317	69,588

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$200.3	$239.1
Trade and other receivables, net of allowances of $1.6 million and $1.5 million, as of September 30, 2023 and December 31, 2022, respectively	78.6	74.9
Prepaid expenses and other current assets	49.4	17.8
Total current assets	328.3	331.8
Noncurrent assets
Property and equipment, net	1.7	2.2
Intangible assets, net	182.7	204.8
Goodwill, net	553.9	545.5
Right-of-use assets	10.6	10.6
Other noncurrent assets	3.8	3.5
Total assets	$1,081.0	$1,098.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$46.2	$58.1
Income taxes payable	—	1.2
Cancelled event liabilities	0.7	3.3
Deferred revenues	175.8	151.2
Contingent consideration	0.3	3.5
Right-of-use liabilities, current portion	4.3	4.9
Term loan, current portion	4.2	—
Total current liabilities	231.5	222.2
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.8	413.9
Deferred tax liabilities, net	2.4	1.8
Right-of-use liabilities, noncurrent portion	9.9	10.4
Other noncurrent liabilities	9.2	10.8
Total liabilities	651.8	659.1
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at September 30, 2023 and December 31, 2022: 80,000; 71,403 and 71,417 shares issued and outstanding; aggregate liquidation preference of $492.6 million and $475.9 million at September 30, 2023 and December 31, 2022, respectively	494.9	472.4
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at September 30, 2023 and December 31, 2022: 800,000; 62,890 and 67,588 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	0.6	0.7
Additional paid-in capital	568.1	610.3
Accumulated deficit	(634.4)	(644.1)
Total stockholders’ deficit	(65.7)	(33.1)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,081.0	$1,098.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2023	2022	$	%	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$72.5	$62.4	$10.1	16.2%	$281.3	$232.3	$49.0	21.1%
Add (deduct):
Acquisition revenues	(4.0)				(10.8)
Discontinued events		(1.2)				(2.3)
Scheduling adjustments(1)	—	(5.1)			—	2.0
Organic revenues	$68.5	$56.1	$12.4	22.1%	$270.5	$232.0	$38.5	16.6%

Notes:

(1)
For the three months ended September 30, 2023, represents revenues from four events that staged in the third quarter of fiscal 2022, but were scheduled to stage in a different quarter in fiscal 2023, offset by revenues from one event that staged in the third quarter of fiscal 2023, but was scheduled to stage in a different quarter in fiscal 2022. For the nine months ended September 30, 2023, represents revenues from four events that staged in the first nine months of fiscal 2022, but are scheduled to stage in the fourth quarter of fiscal year 2023, offset by revenues from three events that staged in the first nine months of fiscal 2023, but staged in the fourth quarter of fiscal 2022.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Trade shows	$48.6	$37.6	$200.8	$166.7
Other events	12.7	12.2	46.5	30.6
Subscription software and services	5.4	4.6	15.9	13.1
Other marketing services	5.8	8.0	18.1	21.9
Total Revenues	$72.5	$62.4	$281.3	$232.3

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net income	$10.7	$93.0	$9.7	$108.4
Add (deduct):
Interest expense, net	10.5	6.0	26.5	14.4
Loss on extinguishment of debt	—	—	2.3	—
(Benefit from) provision for income taxes	(22.3)	28.2	(24.0)	30.3
Goodwill impairment charge(1)	—	—	—	6.3
Intangible asset impairment charge(2)	—	—	—	1.6
Depreciation and amortization	8.8	14.7	35.2	43.0
Stock-based compensation	1.9	1.3	5.9	5.0
Deferred revenue adjustment	—	0.2	—	0.6
Other items(3)	1.2	6.3	6.3	4.9
Adjusted EBITDA	$10.8	$149.7	$61.9	$214.5
Deduct:
Event cancellation insurance proceeds	2.8	151.0	2.8	182.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$8.0	$(1.3)	$59.1	$31.7

Notes:

(1)
For the nine months ended September 30, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(2)
Intangible asset impairment charges for the nine months ended September 30, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(3)
Other items for the three months ended September 30, 2023 included: (i) $0.9 million in acquisition-related transaction costs; (ii) $1.4 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $0.6 million; (iii) $0.8 million in non-recurring legal, audit and consulting fees and (iv) $1.9 million in gains related to the remeasurement of contingent consideration. Other items for the three months ended September 30, 2022 included: (i) $3.7 million in gains related to the remeasurement of contingent consideration; (ii) $0.8 million in non-recurring legal, audit and consulting fees; (iii) $0.6 million in acquisition-related transaction costs; (iv) $1.6 million in transition expenses and (v) $7.0 million in insurance settlement related expenses. Other items for the nine months ended September 30, 2023 included: (i) $1.8 million in acquisition-related transaction costs; (ii) $4.0 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $1.3 million; (iii) $3.0 million in non-recurring legal, audit and consulting fees and (iv) $2.5 million in gains related to the remeasurement of contingent consideration. Other items for the nine months ended September 30, 2022 included: (i) $9.5 million in gains related to the remeasurement of contingent consideration; (ii) $2.0 million in non-recurring legal, audit and consulting fees; (iii) $3.4 million in acquisition-related transaction costs; (iv) $1.9 million in transition expenses and (v) $7.0 million in insurance settlement related expenses.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$8.5	$153.5	$24.7	$198.7
Less:
Capital expenditures	3.0	2.6	9.4	7.5
Free Cash Flow	$5.5	$150.9	$15.3	$191.2
Event cancellation insurance proceeds	(2.8)	(151.0)	(2.8)	(182.8)
Free cash flow excluding event cancellation insurance proceeds, net	$2.7	$(0.1)	$12.5	$8.4

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in millions) (unaudited)
Revenues
Commerce	$44.6	$33.9	$135.8	$109.9
Design, Creative, and Technology	19.3	23.0	125.4	108.1
All Other	8.6	5.5	20.1	14.3
Total revenues	$72.5	$62.4	$281.3	$232.3

Other income, net
Commerce	$2.8	$2.4	$2.8	$8.0
Design, Creative, and Technology	—	—	—	25.3
All Other	—	—	—	0.9
Total other income, net	$2.8	$2.4	$2.8	$34.2

Adjusted EBITDA
Commerce	$27.0	$16.0	$73.1	$57.8
Design, Creative, and Technology	2.7	2.5	38.6	57.0
All Other	(3.2)	(3.1)	(5.1)	(8.3)
Subtotal Adjusted EBITDA	$26.5	$15.4	$106.6	$106.5

General corporate and other expenses	(15.7)	(14.3)	(44.7)	(40.6)
Other income, net	—	148.6	—	148.6
Interest expense, net	(10.5)	(6.0)	(26.5)	(14.4)
Loss on extinguishment of debt	—	—	(2.3)	—
Goodwill impairment charges	—	—	—	(6.3)
Intangible asset impairment charges	—	—	—	(1.6)
Depreciation and amortization expense	(8.8)	(14.7)	(35.2)	(43.0)
Stock-based compensation expense	(1.9)	(1.3)	(5.9)	(5.0)
Deferred revenue adjustment	—	(0.2)	—	(0.6)
Other items	(1.2)	(6.3)	(6.3)	(4.9)
(Loss) income before taxes	$(11.6)	$121.2	$(14.3)	$138.7